Exhibit 99.2

COMPAQ COMPUTER CORPORATION
DISCUSSION OF FINANCIAL RESULTS
FIRST QUARTER 2001

REVENUE

Compaq reported first quarter consolidated revenue of $9.2 billion, a decrease of 3 percent compared with the first quarter of 2000, or an increase of 1 percent adjusted for the effects of currency. Lower revenue in Access and Enterprise Computing was partially offset by higher revenue in Compaq Global Services. The decline in consolidated revenue resulted primarily from a slowing economy in the United States. Revenue outside the United States accounted for 61 percent of revenue during the quarter and grew 17 percent adjusted for the effects of currency.

Consolidated revenue by business segment was as follows:

(In millions)                               THREE MONTHS ENDED
                                         ------------------------
                                                 MARCH 31,
                                                 ---------
                                             2001         2000
                                             ----         ----

Enterprise Computing                        $ 2,908      $ 2,953
Access                                        4,374        4,704
Compaq Global Services                        1,935        1,863
Segment Eliminations and Other                  (20)         (15)
                                         ------------- ------------
                                            $ 9,197      $ 9,505
                                         ============= ============

Consolidated revenue by geographic region was as follows:

(In millions)                               THREE MONTHS ENDED
                                         ------------------------
                                                 MARCH 31,
                                                 ---------
                                             2001         2000
                                             ----         ----

North America                             $ 3,880      $ 4,570
Europe, Middle East and Africa              3,492        3,304
Asia-Pacific                                  591          511
Japan                                         566          496
Latin America                                 454          418
Greater China                                 214          206
                                       ------------- ------------
                                          $ 9,197      $ 9,505
                                       ============= ============

GROSS MARGIN

Consolidated gross margin of $2.1 billion declined 0.2 percentage points to 22.7 percent of revenue for the quarter ended March 31, 2001 compared with the first quarter of 2000. Higher margins in Compaq Global Services were offset by lower margins in Access and Enterprise Computing.

OPERATING EXPENSE

Consolidated operating expense was relatively unchanged at $1.8 billion for the first quarter of 2000 and 2001. Compared with the fourth quarter of 2000, operating expense (excluding special items) declined $169 million, or 9 percent, as Compaq began substantial actions to reduce structural costs in response to a declining market in the United States.

PROVISION FOR INCOME TAXES

The effective tax rate was 30 percent for the quarter ended March 31, 2001, compared with 32 percent in the first quarter of 2000.

CONSOLIDATED EARNINGS

For the first quarter of 2001, Compaq’s net income (excluding special items) was $200 million, or $0.12 per diluted common share, compared with $252 million, or $0.14 per diluted common share in the prior year quarter. On a reported basis, Compaq’s consolidated net income was $78 million, or $0.05 per diluted common share, for the first quarter of 2001, compared with $296 million, or $0.17 per diluted common share, in the prior year quarter.

Special items in the first quarter of 2001 included a restructuring charge of $249 million, net investment income of $75 million and related tax effects, while special items in the first quarter of 2000 included net investment income of $68 million and related tax effect.

SEGMENTS

First quarter 2001 segment results reflected changes made in the organization of Compaq’s business segments and its expense allocation methodology. Compaq has combined Commercial Personal Computing with Consumer to form the Access business. In addition, the results of Compaq’s financing business, which were previously reflected in the Other segment category, were included in the Compaq Global Services segment in the first quarter of 2001. Further, Compaq allocated certain shared expenses, such as information management, facilities and marketing costs, to the segments during the first quarter of 2001. Financial data for prior periods has been restated to conform to the current presentation.

Segment financial data was as follows:

(In millions)                                 THREE MONTHS ENDED
                                              ------------------
                                                   MARCH 31,
                                                   ---------
                                              2001          2000
                                              ----          ----
Enterprise Computing
  Revenue                                    $2,908        $2,953
  Operating income                              132           262

Access
  Revenue                                     4,374         4,704
  Operating income (loss)                       (82)           15

Compaq Global Services
  Revenue                                     1,935         1,863
  Operating income                              254           212

Segment Eliminations and Other
  Revenue                                       (20)          (15)
  Operating income                               20             3

Consolidated Segment Totals
  Revenue                                   $ 9,197       $ 9,505
  Operating income                          $   324       $   492

A reconciliation of consolidated segment operating income to consolidated income before income taxes was as follows:

(In millions)                                      THREE MONTHS ENDED
                                                   ------------------
                                                        MARCH 31,
                                                        ---------
                                                    2001          2000
                                                    ----          ----

Consolidated segment operating income             $  324         $ 492
Unallocated corporate expenses                       (34)          (65)
Restructuring and related charges                   (249)           --
Other income (expense), net                           70            46
                                              ------------- -------------
Income before income taxes                        $  111        $  473
                                              ============= =============

Enterprise Computing

Enterprise Computing designs, develops, manufactures and markets advanced computing and telecommunication products, including business-critical servers, industry-standard servers and storage products.

Revenue

Enterprise Computing revenue decreased $45 million, or 2 percent, compared with the first quarter of 2000 and represented 32 percent of consolidated revenue during the quarter. Revenue benefited from strong growth in external storage and enterprise software sales resulting from continued customer acceptance of Storage Area Networks. Total storage capacity shipped was approximately 18,000 terabytes during the quarter, an increase of 38 percent over the prior year quarter. Such growth was offset primarily due to lower revenue from industry standard servers as the economic slowdown in the United States led to lower technology spending and a competitive pricing environment. In international markets, Enterprise Computing revenue grew 29 percent adjusted for the effects of currency compared with the prior year quarter.

Operating Income

Enterprise Computing operating income decreased $130 million, or 50 percent, in the first quarter of 2001 as compared with the corresponding period in 2000. A favorable shift in mix to higher margin enterprise storage products was more than offset by an aggressive pricing environment for industry standard servers in the United States. Operating expense increased due to technology investments and higher market development costs.

Access

The Access business delivers products and solutions targeting the convergence of business and home-user computing for the Internet-connected world.

Revenue

Access revenue decreased $330 million, or 7 percent, compared with the first quarter of 2000 and represented 48 percent of consolidated revenue during the quarter. While revenue grew modestly in commercial products, consumer products revenue declined significantly due to weakness in the United States market and a shift in spending toward PC related devices. Access revenue outside the United States grew 15 percent adjusted for the effects of currency compared with the prior year quarter.

Operating Income

The Access business incurred an operating loss of $82 million during the quarter compared with operating income of $15 million in the first quarter of 2000. The operating loss was primarily driven by an aggressive pricing environment and weakness in the United States market as noted above. While these factors contributed to a loss in the consumer business, the commercial business generated an operating profit, continuing to benefit from its improved business model.

Compaq Global Services

Compaq Global Services delivers worldwide infrastructure and solution design implementation, management and support services, as well as leasing and asset management services.

Revenue

Compaq Global Services revenue increased $72 million, or 4 percent, compared with the first quarter of 2000 and represented 21 percent of consolidated revenue. Adjusted for the effects of currency, revenue increased 9 percent compared with the first quarter of 2000. Compaq Global Services revenue benefited from growth in Windows 2000 and Exchange 2000 deployment businesses. Growth in Compaq’s FutureSourcing™ practice also contributed to higher revenue as more companies outsource to reduce costs during the current economic downturn in the United States. In addition, revenue benefited from increased service attach rates, driven by strong Compaq ProLiant™ server and storage product attachment, and strong growth in leasing revenue.

Operating Income

Compaq Global Services operating income increased $42 million, or 20 percent, during the quarter compared with the first quarter of 2000. Operating income in this segment remained strong at 13 percent of revenue compared with 11 percent in the prior year quarter. Improved results from Compaq’s professional services organization drove higher profitability in this segment due to higher revenue chargeability and management’s continued focus on improving results in this business. Intense efforts to reduce operating costs also contributed to higher operating income.

Unallocated Corporate Expenses

The results of the business segments exclude separately managed unallocated corporate expenses, which are comprised primarily of general and administrative costs as well as other items not controlled by the business segments. Unallocated corporate expenses decreased from $65 million in the first quarter of 2000 to $34 million in the first quarter of 2001.

RESTRUCTURING AND RELATED CHARGES

In March 2001, Compaq’s management approved a restructuring plan to realign its organization and reduce operating costs. Compaq combined its commercial and consumer personal computer operations into a single Access business to capitalize on technical similarities between the two groups, derive greater internal operating efficiencies and simplify product offerings. Compaq is also implementing significant changes in supply chain operations designed to lower order cycle time, reduce channel inventory and improve account and order management. Accordingly, Compaq plans to reduce associated employee positions by approximately 4,500 worldwide. Of the positions being eliminated, approximately 2,500 will result from the closure of certain manufacturing facilities and the consolidation of the commercial and consumer operations. The balance will come largely from administrative functions.

Restructuring and related charges of $249 million were expensed during the quarter ended March 31, 2001. These charges were comprised of $173 million related to employee separations, $64 million of related asset impairment charges and $12 million for other exit costs. Employee separation benefits include severance, medical and other benefits.

Compaq expects to substantially complete the initiatives contemplated in its restructuring plan by December 31, 2001. Upon conclusion of its restructuring initiatives, Compaq expects to achieve annualized savings of $500 to $600 million in cost of sales and operating expenses. However, there can be no assurance that such cost reductions can be sustained or that the estimated costs of such actions will not change.

BALANCE SHEET INFORMATION

Compaq’s cash and short-term investments balance was $2.6 billion at March 31, 2001, an increase of $73 million from December 31, 2000.

Operating cash flow improved $1.1 billion to $499 million for the quarter ended March 31, 2001. The improvement in operating cash flow resulted primarily from a reduction in receivables.

Major uses of cash during the three months ended March 31, 2001 included net capital expenditures ($370 million), purchases of treasury stock ($88 million) and other working capital requirements.

Net trade accounts receivable was $5.9 billion at March 31, 2001, a decrease of $842 million from December 31, 2000. The decline in receivables was primarily due to lower sales.

Net inventory was $2.0 billion at March 31, 2001, a decrease of $138 million from December 31, 2000. The decrease in this balance resulted from Compaq’s focus on reducing inventory levels.

Days sales outstanding and inventory turn data was as follows:

                                             DECEMBER 31,
                                             -------------
                          MARCH 31, 2001         2000        MARCH 31, 2000
                          --------------         ----        --------------

Days sales outstanding         59               53                  54
Inventory turns                13.9             16.3                14.4

At March 31, 2001, Compaq held $594 million of minority equity investments, a decrease of $270 million compared with December 31, 2000. The decrease in this balance was primarily due to declines in market value of certain investments.

Short-term borrowings were $650 million at March 31, 2001, a decrease of $61 million compared with December 31, 2000.

EMPLOYEES

Total regular employee headcount was approximately 71,300 at March 31, 2001.

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Compaq and ProLiant Registered in U.S. Patent and Trademark Office. FutureSourcing is a trademark of Compaq Information Technologies Group, L.P. in the U.S. and other countries. Windows is a trademark of Microsoft Corporation. All other product names mentioned herein may be trademarks or registered trademarks of their respective companies.

This financial discussion contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: market conditions, particularly in North America, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays in the implementation of changes in delivery models. Further information on these factors and other factors that could affect Compaq’s financial results is included in Compaq’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K and the Quarterly Report on Form 10-Q, which will be filed shortly.